Exhibit 99.1

For Immediate Release

Marty McDermut
Vitesse
+1.805.388.3700

Amy Feng
The Abernathy MacGregor Group
+1.213.630.6550

Vitesse Reports Third Quarter Fiscal Year 2011 Results

CAMARILLO, Calif. — August 9, 2011 — Vitesse Semiconductor Corporation (NASDAQ: VTSS), a leading provider of advanced IC solutions for Carrier and Enterprise networks, today reported its financial results for the third quarter of fiscal year 2011, which ended on June 30, 2011.

Q3 FY2011 Financial and Operational Highlights

•                  Revenues of $36.0 million compared with $37.5 million in third quarter of fiscal year 2010

•                  Gross margins increased to 62.5% from 58.2% a year ago; Product margins were 57.7% compared to 58.2% a year ago

•                  Non-GAAP operating income improved to $1.3 million from $0.1 million a year ago

•                  Introduced 14 new products; year-to-date total of 21 exceeds guidance

•                  Reduced Term A Loan by $1.5 million (payment made on July 15, 2011)

•                  Appointed new Chief Financial Officer

•                  Lowered revenue target for achievement of Long-term Operating Model

CEO Commentary

“We are pleased to return to operating profitability in our third quarter. Our conservative management practices continue to improve overall margins and provide effective expense control adding leverage to our operating model. While our product sales for the quarter were impacted by persistent softness in the Asia Pacific region, we achieved our revenue targets with strong performance from our growing IP business,” said Chris Gardner, CEO of Vitesse.

“We anticipate that revenue growth will begin in the fourth quarter. This is being fueled by our new product design cycle. During the quarter, we introduced 14 new products and exceeded our goal of 20 new product introductions for the year. The Company had another strong quarter of design wins, capturing over 100 new wins.”

“The progress we are making in new design wins supports our plans to generate 25% of our revenue from new products by the end of 2012. We are excited about the future and believe we invested prudently in the right markets at the right time. Vitesse is now well positioned to benefit from a long-term secular growth opportunity in both our Carrier and Enterprise networking markets.”

Q3 FY2011 Financial Results Summary

Net revenues for the third quarter of fiscal year 2011 were $36.0 million, a decrease of $1.5 million or 4.0% compared with $37.5 million reported for the third quarter of fiscal year 2010 and a decrease of $0.9 million or 2.5% compared with $36.9 million in the second quarter of fiscal year 2011.

Product revenues were $31.9 million, a decrease of $5.7 million or 15.1% from $37.5 million in the same quarter in fiscal year 2010, and a $2.5 million or 7.4% decrease from $34.4 million reported for the second quarter of fiscal year 2011.

Revenues from intellectual property were $4.1 million in the quarter, compared to zero during the same period last year and up from $2.5 million in the second quarter of fiscal year 2011, an increase of 66%.

Carrier Networking product revenues were $14.8 million, or 46.4% of product revenues, compared with $15.0 million, or 39.9%, in the year-earlier quarter. Enterprise Networking product revenues were $16.1 million, or 50.5% of product revenues, compared with $18.7 million, or 49.9%, a year ago. When Carrier and Enterprise Networking product revenues are combined, Vitesse’s core products represent 96.9% of the quarter’s product revenue, compared to 89.8% a year ago. Non-core product revenues were $1.0 million, or 3.1% of product revenues, compared with $3.8 million, or 10.2% a year ago.

Cost of revenues decreased $2.2 million to $13.5 million in the third quarter of fiscal year 2011, compared with $15.7 million in the same quarter in fiscal year 2010. Product margins decreased slightly to 57.7% in the third quarter of fiscal year 2011, from 58.2% in the third quarter of fiscal year 2010 and were within management’s projection of 57% to 59% for the third fiscal quarter. Product margins are product revenues less cost of revenues.

R&D expenses decreased to $12.6 million for the third quarter of fiscal year 2011, from $13.7 million a year ago, a decrease of $1.1 million and down $2.4 million from the prior quarter. Selling, general and administrative expenses increased slightly to $9.6 million, compared with $8.7 million in the same year-ago quarter, but were down slightly from $10.0 million in the second quarter of fiscal year 2011.

Income from operations for the quarter was $0.3 million, up from a loss from operations of $0.7 million in the same quarter last year and a loss from operations of $1.1 million in the second quarter of fiscal year 2011.

Non-GAAP income from operations was $1.3 million in the third quarter of fiscal year 2011, up from non-GAAP income from operations of $0.1 million in the third quarter of fiscal year 2010 and a non-GAAP loss from operations of $0.1 million in the second quarter of fiscal year 2011.

Net income for the third quarter of fiscal year 2011 was $6.6 million, or $0.26 per basic share and $0.21 per diluted share, compared with a net income of $33.0 million, or $1.38 per basic share and $0.99 per diluted share, in the same quarter a year ago and a net loss of $9.0 million, or ($0.37) per basic share, in the prior quarter.

Non-GAAP net loss was $0.4 million in the third quarter of fiscal year 2011 compared with non-GAAP net income of $0.8 million for the third quarter of fiscal year 2010 and a non-GAAP net loss of $2.2 million in the second quarter of fiscal year 2011. On a per share basis, basic non-GAAP net loss was ($0.02) in the third quarter of fiscal year 2011. This compares with non-GAAP net income per basic and diluted share of $0.03 in the same quarter of the prior fiscal year and non-GAAP net loss per basic share of ($0.09) in the second quarter of fiscal year 2011.

Balance Sheet Overview

At June 30, 2011, the Company had cash and cash equivalents of $20.1 million ($18.2 million of unrestricted and $1.9 million of current restricted), compared with $38.5 million ($38.1 million of unrestricted and $0.4 million of current restricted) at September 30, 2010 and $18.6 million ($18.2 million unrestricted and $0.4 in current restricted) on March 31, 2011.

On July 15, 2011, the Company used $1.5 million from current restricted cash to pay a portion of the Term A Loan. Subsequent to the payment, the remaining outstanding principal balance of the Term A Loan was $7.8 million and interest expense was reduced by $0.3 million over the life of the loan. With recent improvements to its capital structure, the Company currently has no debt maturities until 2014.

At June 30, 2011, inventory totaled $24.9 million and accounts receivable totaled $12.5 million, decreases of $2.3 million and $3.3 million, respectively, from September 30, 2010. The Company’s June 30, 2011 working capital position was $33.0 million, compared with $48.0 million on September 30, 2010.

New CFO Appointed

On August 1, 2011, the Company announced the appointment of Martin S. McDermut as Vitesse’s senior vice president, finance and chief financial officer. Mr. McDermut has more than 25 years of financial management experience including finance, accounting, auditing, general management, capital markets and investor relations. His background ranges from work with private enterprises to large, public, multinational corporations in a variety of industries including high-technology and medical-technology. Mr. McDermut is a Certified Public Accountant. He holds a B.A. in Economics from the University of Southern California and an M.B.A. in Finance and Accounting from the University of Chicago. Mr. McDermut replaces Rich Yonker who has served as the Company’s chief financial officer since 2006. Mr. Yonker announced his retirement from the Company on May 5, 2011.

Outlook and Goals

For the fourth quarter of fiscal year 2011 ending September 30, 2011, Vitesse expects revenues to be in the range of $35.0 to $38.0 million, product margins to be in the range of 59 to 61 percent, and operating expenses to be in the range of $21.5 to $23.0 million.

The Company has modified its quarterly revenue target and percentage ranges for gross margin and SG&A to reflect the improvements it has received from operating efficiencies. The Company’s long-term operating model, now assumes a quarterly-revenue run rate of $45.0 million or more, a reduction of $5 million from the previous model. Targets are stated as a percentage of revenue:

•	Gross Margin:	57 to 62 percent (previously 55 to 60 percent)
•	R&D Expense:	25 to 28 percent
•	SG&A Expense:	15 to 19 percent (previously 14 to 17 percent)
•	Income from Operations:	12 to 18 percent
•	EBITDA:	15 to 21 percent
•	Inventory Turns	5 times annually
•	Accounts Payable and Receivable:	In line with normal industry levels

The Company defines EBITDA as earnings before interest, taxes, depreciation, and amortization. Management uses EBITDA measures internally to evaluate the Company’s operating performance before charges that are considered by management to be outside of the Company’s core operating results. In addition, the measures are used for planning and forecasting of the Company’s future periods.

Conference Call Information

A conference call is scheduled for Tuesday, August 9, 2011 at 1:30 p.m. Pacific Time/4:30 p.m. Eastern Time to report financial results for the third quarter of fiscal year 2011.

To listen to the conference call via telephone, dial 877-683-1150 (U.S. toll-free) or 706-634-1301 (International) and provide the passcode 84675644. Participants should dial in at least 10 minutes prior to the start of the call. To listen via the Internet, the webcast can be accessed through the Vitesse corporate web site at www.vitesse.com.

The playback of the conference call will be available approximately two hours after the call concludes and will be accessible on the Vitesse corporate web site or by calling 855-859-2056 (U.S. toll-free) or 404-537-3406 (International) and entering the passcode 84675644. The audio replay will be available for seven days.

About Vitesse

Vitesse designs, develops and markets a diverse portfolio of high-performance, cost-competitive semiconductor solutions for Carrier and Enterprise networks worldwide. Engineering excellence and dedicated customer service distinguish Vitesse as an industry leader in high-performance Ethernet LAN, WAN, and RAN, Ethernet-over-SONET/SDH, Optical Transport (OTN), and best-in-class Signal Integrity and Physical Layer products for Ethernet, Fibre Channel, Serial Attached SCSI, InfiniBand®, Video, and PCI Express applications. Additional company and product information is available at www.vitesse.com.

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Vitesse is a registered trademark of Vitesse Semiconductor Corporation in the United States and other jurisdictions. All other trademarks or registered trademarks mentioned herein are the property of their respective holders.

Cautions Regarding Forward Looking Statements:

The foregoing paragraphs contain forward-looking statements relating to Vitesse Semiconductor Corporation’s anticipated revenues, revenue growth, margins, operating expenses and future financial performance. These forward-looking statements are based on our current expectations, estimates and projections about our business and industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements are not guarantees of future performance and the Company’s actual results may differ significantly as a result of a number of factors including general economic conditions, customer reaction to our new products, disruptions in our supply chain, success in meeting our delivery targets, our ability to appropriately manage inventory and competitive market conditions. Other factors that might cause such differences include, but are not limited to, those referenced in the subsection entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2010 and our Quarterly Report on Form 10-Q for the period ended June 30, 2011 filed with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

VITESSE SEMICONDUCTOR CORPORATION

UNAUDITED CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
	2011	2010
	(in thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$18,156	$38,127
Accounts receivable, net	12,478	15,765
Inventory	24,948	27,273
Restricted cash	1,901	394
Prepaid expenses and other current assets	1,774	2,913
Total current assets	59,257	84,472
Property, plant and equipment, net	7,742	8,196
Other intangible assets, net	1,842	864
Other assets	3,186	3,997
	72,027	$97,529

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$9,657	$13,216
Accrued expenses and other current liabilities	13,015	16,293
Deferred revenue	2,119	6,926
Current portion of debt and capital leases	1,510	—
Total current liabilities	26,301	36,435

Other long-term liabilities	1,501	1,729
Long-term debt, net	15,411	26,070
Derivative liability	12,985	15,476
Convertible subordinated debt, net of discount	40,298	39,025
Total liabilities	96,496	118,735
Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $0.01 par value. 10,000,000 shares authorized; 134,720 and 185,709 shares outstanding at June 30, 2011 and September 30, 2010, respectively	1	2
Common stock, $0.01 par value. 250,000,000 shares authorized; 24,454,924 and 23,986,531 shares outstanding at June 30, 2011 and September 30, 2010, respectively	245	240
Additional paid-in-capital	1,823,834	1,816,796
Accumulated deficit	(1,848,549)	(1,838,326)
Total Vitesse Semiconductor Corporation stockholders’ deficit	(24,469)	(21,288)
Noncontrolling interest	—	82
Total stockholders’ deficit	(24,469)	(21,206)
	$72,027	$97,529

VITESSE SEMICONDUCTOR CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months ended June 30,		Nine Months ended June 30,
	2011	2010	2011	2010
	(in thousands, except per share data)

Product revenues	$31,856	$37,533	$103,855	$122,805
Intellectual property revenues	4,132	—	6,772	290
Net revenues	35,988	37,533	110,627	123,095
Costs and expenses:
Cost of revenues	13,488	15,702	40,831	54,167
Engineering, research and development	12,551	13,674	41,974	37,909
Selling, general and administrative	9,561	8,669	29,997	28,354
Amortization of intangible assets	62	182	288	613
Costs and expenses	35,662	38,227	113,090	121,043
	—	—	—	—
Income (loss) from operations	326	(694)	(2,463)	2,052
Other expense (income):
Interest expense, net	1,929	2,496	6,487	7,036
(Gain) loss on embedded derivative	(7,951)	(32,771)	(2,491)	5,860
(Gain) loss on extinguishment of debt	—	(265)	3,874	21,311
Other income, net	25	61	(32)	(45)
Other (income) expense, net	(5,997)	(30,479)	7,838	34,162
Income (loss) before income tax expense (benefit)	6,323	29,785	(10,301)	(32,110)
Income tax expense (benefit)	(227)	(3,244)	(78)	2,781
Net income (loss)	6,550	33,029	(10,223)	(34,891)
Fair value adjustment of Preferred Stock - Series B	—	—	—	126
Net income (loss) available to common stockholders	6,550	33,029	(10,223)	(35,017)

Net income (loss) per common share - basic	$0.26	$1.38	$(0.42)	$(1.74)
Net income (loss) per common share - diluted	$0.21	$0.99	$(0.42)	$(1.74)

Weighted average common shares outstanding
Basic	24,447	22,780	24,266	20,105
Diluted	37,543	34,544	24,266	20,105

VITESSE SEMICONDUCTOR CORPORATION

UNAUDITED RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP NET (LOSS) INCOME

	Three Months ended June 30,		Nine Months ended June 30,
	2011	2010	2011	2010
	(in thousands, except per share data)

GAAP net income (loss)	$6,550	$33,029	$(10,223)	$(34,891)
Fair value adjustment of Preferred Stock - Series B	—	—	—	126
Net income (loss) available to common stockholders	6,550	33,029	(10,223)	(35,017)

Adjustments:
Stock-based compensation charges	926	597	2,534	1,724
Amortization of intangible assets	62	182	288	613
Accounting remediation & reconstruction expense & litigation costs	—	—	—	73
(Gain) loss on embedded derivative	(7,951)	(32,771)	(2,491)	5,860
(Gain) loss on extinguishment of debt	—	(265)	3,874	21,311

Total GAAP to non-GAAP adjustments	(6,963)	(32,257)	4,205	29,581

Non-GAAP net (loss) income	$(413)	$772	$(6,018)	$(5,310)

Net income (loss) per common share

Basic:
GAAP net income (loss)	$0.26	$1.38	$(0.42)	$(1.74)
Adjustments *	(0.28)	(1.35)	0.17	1.47
Non-GAAP net (loss) income	$(0.02)	$0.03	$(0.25)	$(0.27)

Diluted:
GAAP net income (loss)	$0.26	$0.99	$(0.42)	$(1.74)
Adjustments *	(0.28)	(0.96)	0.17	1.47
Non-GAAP net (loss) income	$(0.02)	$0.03	$(0.25)	$(0.27)

UNAUDITED RECONCILIATION OF GAAP INCOME (LOSS) FROM OPERATIONS TO NON-GAAP INCOME FROM OPERATIONS

GAAP income (loss) from operations	$326	$(694)	$(2,463)	$2,052
Adjustments:
Stock-based compensation charges	926	597	2,534	1,724
Amortization of intangible assets	62	182	288	613
Accounting remediation & reconstruction expense & litigation costs	—	—	—	73
Total GAAP to non-GAAP adjustments	988	779	2,822	2,410

Non-GAAP income from operations	$1,314	$85	$359	$4,462

*                 Included in the adjustments are calculations required by the two class method relative to participation rights of our preferred shares.

Non-GAAP Measures

A non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Other companies may use different non-GAAP measures and presentation of results.

We provide non-GAAP measures of adjusted income from operations and adjusted net income as a supplement to financial results based on GAAP income from operations and GAAP net income. The Company believes that the additional non-GAAP measures are useful to investors for the purpose of financial analysis. We believe the presentation of non-GAAP measures provides investors with additional insight into underlying operating results and prospects for the future by excluding gains, losses and other charges that are considered by management to be outside of the Company’s core operating results. Management uses these measures internally to evaluate the Company’s in-period operating performance before taking into account these non-operating gains, losses and charges. In addition, the measures are used for planning and forecasting of the Company’s performance in future periods.

In deriving adjusted income from operations from GAAP income from operations, we exclude stock-based compensation charges, amortization of intangible assets, costs associated with accounting remediation, reconstruction expense and litigation charges. In deriving adjusted net income from GAAP net income, we further exclude gain or loss on the embedded derivative and the loss we incurred on the extinguishment of debt. Stock-based compensation charges, amortization of intangible assets and gain or loss on the embedded derivative represent charges that recur in amounts unrelated to the Company’s operations. Costs associated with accounting remediation, reconstruction expense and litigation, and our loss on the extinguishment of debt represent non-recurring costs and charges that are not a result of the Company’s operations.

The non-GAAP financial measures we provide have certain limitations because they do not reflect all of the costs associated with the operation of our business as determined in accordance with GAAP. Adjusted income from operations and adjusted net income are in addition to, and are not a substitute for or superior to, income from operations and net income, which are prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. A detailed reconciliation of the non-GAAP measures to the most directly comparable GAAP measure is set forth above. Investors are encouraged to review these reconciliations to appropriately incorporate the non-GAAP measures and the limitations of these measures into their analyses. For complete information on stock-based compensation, amortization of intangible assets, costs of our prior remediation and related legal settlement income and costs, goodwill impairment charge, the change in the fair value of our embedded derivatives, and loss on the extinguishment of debt, please see our Form 10-Q for the three and nine months ended June 30, 2011.